Exhibit 10(a)
[FORM]
EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AGREEMENT is entered into as of the                      day of                                          , 2008 by and between Harris Corporation, a Delaware corporation (the “Company”), and [                                        ] (“Executive”).
W I T N E S S E T H
     WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and
     WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
     WHEREAS, Executive currently serves as an officer of the Company; and
     WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to Executive’s duties in the event of any threat or occurrence of or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company without being influenced by Executive’s uncertainty of Executive’s own situation; and
     WHEREAS, the Board has authorized the Company to enter into this Agreement.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
          (a) “Board” means the Board of Directors of the Company.

          (b) “Cause” means (1) a material breach by Executive of the duties and responsibilities of Executive (other than as a result of incapacity due to physical or mental illness) which is (x) demonstrably willful, continued and deliberate on Executive’s part, (y) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (z) not remedied within fifteen (15) days after receipt of written notice from the Company which specifically identifies the manner in which such breach has occurred or (2) Executive’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) days notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (1) or (2) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.
          (c) “Change in Control” means the occurrence of any one of the following events:
          (i) any “person” (as such term is defined in Section 3(a) (9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections l3(d) (3) and 14(d) (2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13(d) (3) under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive;
     (ii) individuals who, on July 1, [year — most recent], constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 1, [year — most recent], whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;
     (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 80% of the total voting power of the Company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such

Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (A), (B) and (C) shall be deemed to be a “Non-Control Transaction”); or
          (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.
     Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
     Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated prior to a Change in Control, and Executive reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and a Change in Control involving such Third Party occurs, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.
          (d) “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 13 or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive. For all purposes of this Agreement, Executive’s termination of employment shall mean Executive’s “separation from service,” as defined in Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder).
          (e) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
          (1) (i) the assignment to Executive of any duties or responsibilities inconsistent in any material adverse respect with Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any diminution of such duties or responsibilities) or (ii) a material adverse change in Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;
          (2) a reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;
          (3) any requirement of the Company that Executive (i) be based anywhere more than fifty (50) miles from the facility where Executive is located at the time of the Change in Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;
          (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, (ii) provide Executive and Executive’s dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for

Executive and Executive’s dependents immediately prior to such Change in Control or provide substantially comparable benefits at a substantially comparable cost to Executive, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control, or provide substantially comparable fringe benefits, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control; or
          (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 12(b); or
          (6) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted hereby.
     Any event or condition described in this Section 1(e)(1) through (6) which occurs prior to a Change in Control, but was at the request or suggestion of a Third Party who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive must provide notice of termination of employment within ninety (90) days of Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.
          (f) “Nonqualifying Termination” means a termination of Executive’s employment (1) by the Company for Cause, (2) by Executive for any reason other than Good Reason, (3) as a result of Executive’s death, (4) by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness or (5) as a result of Executive’s mandatory retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent.
          (g) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of more than 50% of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive more than 50% of the distribution of profits or of the assets on liquidation or dissolution.
          (h) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.
     2. Obligations of Executive.
          (a) Executive agrees that if a Change in Control shall occur, Executive shall not voluntarily leave the employ of the Company without Good Reason for a period of six (6) months following the Change in Control.
          (b) Executive agrees to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Subsidiaries or affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its Subsidiaries or affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 2(b) constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.
     3. Payments Upon Termination of Employment.

          (a) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to Executive (or Executive’s beneficiary or estate) within sixty (60) days following the Date of Termination, as compensation for services rendered to the Company:
          (1) a lump-sum cash amount equal to the sum of (i) Executive’s base salary through the Date of Termination, to the extent not theretofore paid, (ii) a pro rata portion of Executive’s annual bonus in an amount at least equal to: (A) the greatest of (x) not less than Executive’s target bonus for the fiscal year in which the Change in Control occurs; (y) not less than Executive’s target bonus for the fiscal year in which Executive’s Date of Termination occurs; and (z) Executive’s actual bonus payout for the fiscal year in which Executive’s Date of Termination occurs (in the case of each of (x), (y) and (z), not including as bonus any amount payable under the Company’s Performance Reward Plan or a similar broad-based plan), multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), (iii) any unpaid accrued vacation pay and (iv) to the extent permissible under Section 409A of the Code, any other benefits or awards which have been earned or become payable pursuant to the terms of any compensation plan but which have not yet been paid to Executive; plus
          (2) a lump-sum cash amount equal to (i) ___ times Executive’s highest annual rate of base salary during the 12-month period prior to the Date of Termination, plus (ii) ___ times the greatest of: (A) the highest bonus earned by Executive in respect of the three (3) fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs; (B) not less than Executive’s target bonus for the fiscal year in which the Change in Control occurs; or (C) not less than Executive’s target bonus for the fiscal year in which Executive’s Date of Termination occurs (in the case of each of (A), (B) and (C), not including as bonus any amount payable under the Company’s Performance Reward Plan or a similar broad-based plan). Any amount paid pursuant to this Section 3(a) (2) shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy of the Company or under any employment agreement or offer letter between the Company and Executive.
          (b) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, the Company shall continue to provide, for a period of two (2) years following the Date of Termination but in no event after Executive’s attainment of age 65, Executive (and Executive’s dependents if applicable) with the same level of medical, dental, accident, disability, life insurance and any other similar benefits in place as of the Date of Termination upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.
          Should the terminated Executive move his residence in order to pursue other business opportunities within two (2) years of the Date of Termination, the Company agrees to reimburse such Executive for any reasonable expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Reimbursement shall include assistance in selling Executive’s home which was customarily provided by the Company to transferred executives prior to the Change in Control. Executive shall be promptly reimbursed by the Company for up to $4,000 of fees and expenses charged to him by any executive recruiting, counseling or placement firms incurred in seeking new employment following the termination of employment as provided in this Agreement; provided, that such fees and expenses are incurred no later than the end of the second calendar year following the calendar year in which the Date of Termination occurs. The Company shall also pay to Executive, at the same time that such reimbursements are paid, in cash an “additional amount” such that the federal, state and local taxes on the aggregate of such reimbursements and the “additional amount” equal said “additional amount.” The Company will also promptly reimburse Executive for up to $5,000 per calendar year for the calendar year in which the Date of Termination occurs and the next following calendar year of fees and expenses charged to Executive for professional financial and tax planning assistance. If immediately prior to the Date of Termination the Company provided Executive with any club memberships, Executive will be entitled to continue such memberships at Executive’s sole expense.
          (c) If during the Termination Period the employment of Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Executive within sixty (60) days following the Date of Termination, a cash amount equal to the sum of (1) Executive’s base salary through the Date of Termination, to the extent not theretofore paid, (2) to the extent permissible under Section 409A of the Code, any benefits or awards which have been earned or become payable pursuant to the terms of any compensation plan but which have not yet been paid to Executive, and (3) any unpaid accrued vacation pay. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.
     4. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up

Payment but before deduction for any federal, state or local income tax upon the Payments, Executive retains an amount (before deductions for any federal, state or local income or employment taxes on the Payments) equal to the sum of (x) the Payments and (y) an amount equal to the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. Notwithstanding the foregoing, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive net after-tax proceeds of at least $50,000 (taking into account income and employment taxes and any Excise Tax) in excess of the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to Executive and the aggregate Payments shall be reduced to the Reduced Amount by reducing the cash amount payable to Executive pursuant to Section 3(a) or Section 3(c), whichever is applicable. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the increase of the Gross-up Payment in Executive’s adjusted gross income. The Company’s obligation to make a Gross-up Payment under this Section 4 shall not be conditioned upon Executive’s termination of employment.
          (b) Subject to the provisions of Section 4(a), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 4 with respect to any Payments shall be made no later than thirty (30) days following such Payments. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b) (2) (B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive, and in no event later than the end of the calendar year following the calendar year in which Executive makes payment of the additional Excise Tax. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b) (2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     5. Section 409A of the Code.
          (a) This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.
          (b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:
          (i) If Executive is a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements on the date of Executive’s termination of employment (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on Executive under Section 409A of the Code. The amount of any payment that otherwise would be paid to Executive hereunder during this period shall instead be paid to Executive on the first business day coincident with or next following the date that is six months and one day following the Separation Date or, if earlier, within ninety (90) days following the death of Executive.
          (ii) Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and any right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
     6. Funding Of Rabbi Trust. No later than the date on which a Change in Control occurs, (i) the Company shall maintain a rabbi trust (the “Trust”) as hereinafter described; and (ii) the Company shall contribute to the Trust in cash or other liquid assets acceptable to the trustee of the Trust (A) the amount of the total payments reasonably expected to be paid to Executive hereunder assuming that the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, during the Termination Period (including the cash value of the total benefits expected to be provided to the Executive hereunder); plus (B) the amount of the trust administration and trustee fees and expenses (including the fees and expenses of any agent of the trustee) which the trustee reasonably expects to be incurred over the life of the Trust. The terms of the Trust shall generally follow the model rabbi trust set forth in IRS Revenue Procedure 92-64, except that (1) the Trust shall be irrevocable from the date of its creation; (2) the Trust shall be non-amendable by the Company except with the consent of Executive or his legal representative; (3) the power to direct the investment of the Trust assets shall be held by the Company; (4) the Company shall remain liable for the payment of all amounts payable to Executive hereunder to the extent there is any shortfall of assets under the Trust; (5) the initial trustee and any successor thereto shall be a bank or trust company with shareholder equity of at least $1.0 billion; and (6) neither the Trust nor its assets shall be located or transferred outside the United States.
     7. Withholding Taxes. The Company may withhold from all payments due to Executive (or Executive’s beneficiary or estate) hereunder all taxes which by applicable federal, state, local or other law, the Company is required to withhold therefrom.
     8. Indemnification and Reimbursement of Expenses. The Company agrees to indemnify Executive for litigation or arbitration proceedings brought to contest, or dispute of any provision of this Agreement. If any such contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof) within thirty (30) days of receipt of evidence thereof, and in no event later than the end of the calendar year following the calendar year in which Executive pays the reimbursed fees and expenses, together with interest in an amount equal to the prime rate published in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive’s claim is upheld by a court of competent jurisdiction; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.
     9. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three year written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of twenty-four (24) months after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section 9 to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control except as provided in the last paragraph of Section 1(c) or Section 12(b).
     10. Termination of Agreement. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (i) termination of Executive’s employment with the Company prior to a Change in Control (except as otherwise provided hereunder), (ii) a Nonqualifying Termination, (iii) the end of the Termination Period or (iv) cancellation in accordance with Section 9.
     11. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.
     12. Successors; Binding Agreement.
          (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
          (b) The Company agrees that concurrently with any Business Combination that does not constitute a Non-Control Transaction, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination shall be a breach of this Agreement and shall constitute Good Reason hereunder. For purposes of implementing the foregoing, (i) the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and (ii) Executive shall be entitled to terminate employment for Good Reason immediately prior to the time the Business Combination becomes effective and receive compensation and other benefits from the Company in the same amount and on the same terms as Executive would have been entitled hereunder if Executive’s employment were terminated for Good Reason during the Termination Period.
          (c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.
     13. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

If to the Company:	Harris Corporation
1025 W. NASA Boulevard
Melbourne, Florida 32919
Attn: Corporate Secretary
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
     14. Full Settlement; Resolution of Disputes. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other payments to Executive under any previous severance or employment agreement between Executive and the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 3(b), such amounts shall not be reduced whether or not Executive obtains other employment. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14.
     15. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.
     16. Governing Law; Validity. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE

INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     18. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.
[signature page to follow]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

HARRIS CORPORATION		EXECUTIVE

By:
	Howard L. Lance	[Name]
Chairman, President and CEO
Attest:

Scott T. Mikuen
Secretary

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